Exhibit 21.1

List of Subsidiaries of CPI Card Group Inc.

Name of Subsidiary	State or Country of Incorporation or Organization
CPI Card Group Inc.	Delaware
CPI Acquisition, Inc.	Delaware
CPI Card Group — Canada Inc.	Canada
CPI Card Group — Indiana, Inc.	Indiana
CPI Holding Co.	Colorado
EFT Source, Inc.	Tennessee
CPI Card Group — Minnesota, Inc.	Minnesota
CPI Card Group — Europe Ltd.	England and Wales
CPI Card Group — Nevada, Ltd.	California
CPI Card Group — Petersfield Ltd.	England and Wales
CPI Card Group — U.K., Ltd.	England and Wales
Optiscan Graphics	England and Wales
CPI Card Group — Colorado, Inc.	Colorado